Exhibit (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder New Europe Fund (one of the series comprising Scudder New Europe Fund, Inc.) in the Regional/International Funds Prospectuses, and "Independent Accountants/Auditors and Reports to Shareholders" and "Financial Statements" in the Scudder New Europe Fund, Inc. Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 10 to the Registration Statement (Form N-1A, No. 33-32430) of our report dated December 10, 2002 on the financial statements and financial highlights of Scudder New Europe Fund included in the Annual Report dated October 31, 2002.

                                                         /s/ERNST & YOUNG LLP

                                                         ERNST & YOUNG LLP


Boston, Massachusetts
February 5, 2003